EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Paul Feeney
Executive Vice President
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP Industries Inc. and Third Point LLC Announce Stock Repurchase Agreement

South Hackensack, NJ, June 27, 2007 — AEP Industries Inc. (NASDAQ: AEPI), announced today an agreement with Third Point LLC and affiliates for the repurchase of 641,100 shares of its stock at $44.00 per share representing a discount of 1.3% based on the close of the stock market on June 26, 2007.  This repurchase represents the remaining position in AEP stock held by Third Point LLC.  Mr. Brendan Barba, Chairman, President and Chief Executive Officer of the Company, said, “We are happy to have the opportunity to make this investment in our own Company at this time and believe this transaction is in the best interests of all AEP shareholders.”

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations throughout North America and Europe.